Exhibit 10.1
Standard Motor Products, Inc.
2025 Omnibus Incentive Plan

Effective May 15, 2025

Standard Motor Products, Inc.
2025 Omnibus Incentive Plan

Article 1.                 Establishment, Purpose, and Duration

1.1              Establishment. Standard Motor Products, Inc., a New York corporation (hereinafter referred to as the “Company”), establishes this incentive compensation plan to be known as the Standard Motor Products, Inc. 2025 Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

Upon its effectiveness, the Plan shall supersede the Existing Equity Plans (as defined herein), to the extent the Existing Equity Plans are still in effect, such that no further awards shall be made under the Existing Equity Plans. This Plan shall not, in any way, affect awards under the Existing Equity Plans that are outstanding as of the Effective Date. If the Company’s shareholders do not approve this Plan, no Awards will be made under this Plan.

The Plan shall be effective as of May 15, 2025. The Plan shall remain in effect as provided in Section 1.3 hereof.

1.2              Purpose of this Plan. The purpose of this Plan is to provide a means whereby Employees, Directors, and Third Party Service Providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Third Party Service Providers and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3              Duration of this Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of (a) approval of this Plan by the Company’s shareholders, or (b) the Effective Date.

Article 2.                 Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company), that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.3
“Award Agreement” means either (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.7
“Cause” means, unless otherwise specified in an Award Agreement or in an applicable employment agreement (or similar agreement) between the Company, or an Affiliate, and a Participant, with respect to any Participant, as determined by the Committee in its sole discretion:

(a)	Willful failure to substantially perform his or her duties as an Employee (for reasons other than physical or mental illness) or Director after reasonable notice to the Participant of that failure;

(b)	Misconduct that materially injures the Company or any Subsidiary or Affiliate;

(c)	Conviction of, or entering into a plea of nolo contendere to, a felony; or

(d)	Material breach of any written covenant or agreement with the Company or any Subsidiary or Affiliate.

2.8	“Change of Control” means the occurrence of any one of the following events with respect to the Company:

(a)	The acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2.8, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, including without limitation, a public offering of securities, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (i), (ii), and (iii) of Section 2.8(c); provided, however, the acquisition by any Person of Beneficial Ownership of thirty percent (30%) or more of the combined voting power shall not constitute a Change of Control if Standard Motor Products, Inc. maintains a Beneficial Ownership of more than fifty percent (50%) of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors;

(b)	Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12-month period, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(c)	Consummation of a reorganization, merger, or consolidation to which the Company is a party (a “Business Combination”), in each case unless, following such Business Combination all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or

(d)	Any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s); provided, however, that a transfer of assets by the Company is not treated as a Change of Control if the assets are transferred to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and (2) a Person’s status is determined immediately after the transfer of the assets; or

(e)	The approval by the shareholders of the Company and consummation of a complete liquidation or dissolution of the Company, provided that such event either (i) constitutes a Change in Control as such term is defined for purposes of Code Section 409A; or (ii) satisfaction of the requirements for the event to constitute a Change in Control under Code Section 409A is not required.

2.9
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.10
“Committee” means the Compensation and Management Development Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall (i) be appointed from time to time by and shall serve at the discretion of the Board, and (ii) consist of “non-employee directors” as defined in Section 16 of the Exchange Act. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.11	“Company” or “Corporation” means Standard Motor Products, Inc., a New York corporation, and any successor thereto as provided in Article 20 herein.

2.12	“Director” means any individual who is a member of the Board of Directors of the Company.

2.13
“Disability” or “Disabled” means that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

2.14	“Effective Date” has the meaning set forth in Section 1.1.

2.15
“Employee” means any individual performing services for the Company, an Affiliate, or a Subsidiary and designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.16	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Existing Equity Plans” means the Standard Motor Products, Inc. Amended and Restated 2016 Omnibus Incentive Plan (as amended and restated effective May 21, 2021) and the 2006 Omnibus Incentive Plan.

2.18
“Fair Market Value” or “FMV” means, on any given date, the closing price of a Share as reported on the New York Stock Exchange (“NYSE”) on such date, or if Shares were not traded on NYSE on such day, then on the next preceding day that Shares were traded on NYSE; in the event Shares are traded only on an exchange other than NYSE, references herein to NYSE shall mean such other exchange.

2.19	“Full Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.20	“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.21	“Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.22
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.23
“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.24	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to shareholders or as otherwise reported to shareholders.

2.25	“Nonemployee Director” means a Director who is not an Employee.

2.26
“Nonemployee Director Award” means any NQSO, SAR, or Full Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.27	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.28	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.29	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.30	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.31	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.32	“Performance-Based Compensation” means compensation under an Award that is subject to performance-based criteria as a component of the Award.

2.33	“Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan.

2.34
“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award which period may not be less than one (1) year, or, if less than one (1) year, such period of time designated by the Committee.

2.35
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.36
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.38	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.39	“Plan” means this Standard Motor Products, Inc. 2025 Omnibus Incentive Plan.

2.40 2.41
“Plan Year” means the calendar year.

“Qualifying Retirement” means a Participant’s termination of Service occurring on or after the Participant reaches age 65. A termination of Service will not be a Qualifying Retirement unless the Participant (i) provides at least 30 days advance notice to the Company of the Participant’s intent to terminate Service, which requirement may be waived at the Company’s discretion; (ii) obtains approval from the Company for such termination of Service; and (iii) cooperates in good faith with all reasonable requests from the Company in connection with the transfer of the Participant’s work and responsibilities to a successor.

2.42	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.43	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the Grant date.

2.44
“Service” means a Participant’s employment or service within the Company, Affiliate, and/or Subsidiary, whether as an Employee, Nonemployee Director, or a Third Party Service Provider. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service.

2.45	“Share” means a share of common stock of the Company, $2.00 par value per share.

2.46	“Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.47
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.48
“Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who renders services to the Company, a Subsidiary, or an Affiliate that (a) are not in connection with the offer and sale of Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

Article 3.                 Administration

3.1              General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2              Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3              Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards and (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.5             Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Nonemployee Directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.3); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability, other termination of Service, or a Change of Control, in the terms of the Award Agreement or otherwise.

Article 4.                 Shares Subject to this Plan and Maximum Awards

4.1             Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.3 and the Share counting provisions below, as of the Effective Date, the maximum number of Shares that may be issued pursuant to Awards granted under the Plan shall be: (i) 1,050,000, which includes all Shares available but not awarded under the Existing Equity Plans; (ii) less one Share for every one Share subject to an award granted under the Existing Equity Plans after December 31, 2024 and prior to the Effective Date; (iii) plus any Shares related to Awards granted under the Existing Equity Plans which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares. The maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be 1,050,000 Shares. On and after the Effective Date of the Plan, no awards may be granted under the Existing Equity Plans.

4.2              Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. With respect to Options and SARs, the number of Shares available for Awards under the Plan pursuant to Section 4.1, shall be reduced by one Share for each Share covered by such Award or to which such Award relates. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan. In addition, any Shares related to Awards granted under this Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. In no event, however, will the following Shares again become available for Awards or increase the number of Shares available for grant under the Plan: (i) Shares tendered by the Participant in payment of the exercise price of an Option; (ii) Shares withheld from exercised Awards for tax withholding purposes; (iii) Shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) Shares repurchased by the Company with proceeds received from the exercise of an Option. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.
4.3              Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares or distribution (other than normal cash dividends) to shareholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 53 of FASB Interpretation No. 44), subject to compliance with the rules under Code Sections 422 and 424, as and where applicable.

Article 5.                   Eligibility and Participation

5.1              Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Third Party Service Providers.

5.2              Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

Article 6.                 Stock Options

6.1              Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to Employees of the Company, a parent, or Subsidiary (as permitted under Code Sections 422 and 424).

6.2              Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3              Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

6.4              Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the day before the tenth (10 th ) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (x) the exercise of the Option is prohibited by applicable law or (y) Shares may not be purchased or sold by certain Participants due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the Option shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the grant price of such Option at the date the initial term would otherwise expire is above the Fair Market Value.

6.5              Exercise of Options. Subject to Section 3.5, Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6              Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b) and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7              Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8              Termination of Service. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9              Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.10           Vesting. An Option grant by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement.

6.11          Incentive Stock Options Limitation. To the extent that the aggregate Fair Market Value of the Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year, under this Plan and/or any other stock option plan of the Company, its Parent, or any Subsidiary, exceeds $100,000, such Options shall be treated as NQSOs. In addition, if a Participant does not remain employed as an Employee by the Company, Affiliate, or any Subsidiary at all times from the time the Option is granted until three (3) months prior to the date of exercise (or such other period as required by applicable law), such Option shall be treated as an NQSO. With respect to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company, any Subsidiary, or any Affiliate, the Option Price of Shares subject to an ISO shall be at least equal to one hundred and ten percent (110%) of the Fair Market Value of such Shares on the ISO’s Grant Date. In the case of a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, any Subsidiary, or any Affiliate, no such ISO shall be exercisable later than the day before the fifth (5th) anniversary of the Grant Date.

Article 7.                  Stock Appreciation Rights

7.1              Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the Grant Date must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the Grant Date.

7.2              SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3              Term of SAR. The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10 th ) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

Notwithstanding the foregoing, in the event that on the last business day of the term of an SAR (x) the exercise of the SAR is prohibited by applicable law or (y) Shares may not be purchased or sold by certain Participants due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Committee may provide that the term of the SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement and provided further that no extension will be made if the grant price of such SAR at the date the initial term would otherwise expire is above the Fair Market Value.

7.4              Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5              Settlement of SARs. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.6              Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7              Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

7.8              Vesting. A grant of SARs by its terms shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement.

Article 8.                 Restricted Stock and Restricted Stock Units

8.1              Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the Grant Date.

8.2              Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3              Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4              Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Standard Motor Products, Inc. 2025 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Standard Motor Products, Inc.

8.5              Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6              Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7              Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

8.8              Vesting. A grant of Restricted Stock or Restricted Stock Units shall vest only after such period of time as the Committee shall determine and specify in the Award Agreement.

Article 9.                 Performance Units/Performance Shares

9.1              Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine. Performance Units and Performance Shares that are earned (as described in Section 9.3) may be subject to vesting requirements as set forth in the applicable Award Agreement. Except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control, Performance Units and Performance Shares may not vest prior to the expiration of at least one (1) year of a Performance Period.

9.2              Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that may be earned by the Participant.

9.3              Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period and vesting period, if any, have ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4              Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned and vested Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned and vested Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof). Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5              Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10.              Cash-Based Awards and Other Stock-Based Awards

10.1          Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2          Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Any such grant shall be subject to a minimum vesting period of at least one (1) year, except as the Committee may provide in the event of the death, Disability, involuntary termination without Cause, or retirement of a Participant or in the event of a Change of Control. Notwithstanding the foregoing, unless otherwise provided by the Committee, any such Awards granted as Full Value Awards shall not be subject to a vesting schedule. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3          Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4          Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5          Termination of Service. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 11.              Transferability of Awards

11.1          Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2          Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

Article 12.             Performance Measures

12.1          Performance Measures. The performance goals upon which the payment or vesting of an Award depends may include, without limitation, the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;
(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, throughput, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Earnings before taxes;

(i)	Gross or operating margins;

(j)	Corporate value measures;

(k)	Capital expenditures;

(l)	Unit volumes;

(m)	Productivity ratios;

(n)	Share price (including, but not limited to, growth measures and total shareholder return);

(o)	Cost or expense;

(p)	Margins (including, but not limited to, debt or profit);

(q)	Operating efficiency;

(r)	Working capital targets or any element thereof;

(s)	Expense targets;

(t)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(u)	Strategic milestones (including, but not limited to, debt reduction, improvement of cost of debt, equity or capital, completion of projects, achievement of synergies or integration objectives, or improvements to credit rating, inventory turnover, weighted average cost of capital, implementation of significant new processes, productivity or production, product quality, and any combination of the foregoing);

(v)	Strategic sustainability metrics (including, but not limited to, corporate governance, consumer advocacy, enterprise risk management, employee development, and portfolio restructuring); and

(w)	Gross, operating, stockholder equity, or net worth.

Any one or more Performance Measure(s) may be used to measure the performance of any Participant, the Company, Subsidiary, and/or Affiliate as a whole or any business unit or line of business of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures on an absolute, gross, total, net per share, average, adjusted or relative basis (or measure based on changes therein), including, as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (n) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.

12.2          Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude, without limitation, the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.

12.3          Adjustment of Performance-Based Compensation. The Committee shall retain the discretion to adjust such Awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

12.4          Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Article 13.               Nonemployee Director Awards

The Board or Committee shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement. The maximum number of shares of Stock subject to Awards granted during a single fiscal year to any Nonemployee Director, taken together with any cash fees paid during the fiscal year to the Nonemployee Director in respect of such Nonemployee Director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $700,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board or for any Nonemployee Director for the year in which the Nonemployee Director is first appointed or elected to the Board, provided that the Nonemployee Director receiving such additional compensation may not participate in the decision to award such compensation.

Article 14.              Treatment of Dividends and Dividend Equivalents

In no event shall dividends or dividend equivalents be paid with respect to Options or Stock Appreciation Rights. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

Article 15.              Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

Article 16.              Rights of Participants

16.1          Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries, to terminate any Participant’s employment or other Service, or service on the Board, at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or other Service, or service as a Director, employee, or Third Party Service Provider, for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2          Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3          Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17.    Change of Control
17.1    Change of Control of the Company.  Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change of Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or other agreement between the Participant and the Company or a subsidiary or Affiliate.
(a)If, upon a Change of Control, a Participant receives a new Award which qualifies as a “Replacement Award” (as defined below), the Award shall continue subject to the terms of the Replacement Award.
(b)If, upon a Change of Control, the Company’s Shares are no longer being traded on the New York Stock Exchange or another established securities market, and no Replacement Award is granted to a Participant, the unvested portion of an Award whose vesting is based only on a service requirement shall become immediately vested and exercisable, as applicable, upon the Change of Control.
(c)Notwithstanding subparagraph (a) and except as may be otherwise provided in an Award Agreement, upon a Change of Control, with respect to Awards that are Performance Shares or Performance Units issued pursuant to Article 9 of this Plan, the Award shall be immediately earned, vested and payable, calculated based on target performance.  To the extent that, as of the Change of the Control, any Awards that are Performance Shares or Performance Units have previously been earned but have not been paid solely because they are subject to additional time-based vesting, such earned but unvested Awards shall become immediately vested and payable upon the Change of Control at the amounts previously earned.

(d)Except as provided in subparagraph (c) or as otherwise provided in an Award Agreement, if, following a Change of Control, the Company’s Shares continue to be traded on the New York Stock Exchange or another established securities market, outstanding Awards shall continue in effect and be treated as Replacement Awards as described in subparagraph (a).
(e)Notwithstanding any of subparagraphs (a), (b) or (d) of this Section 17.1, the Committee may, in its sole discretion, determine that any or all outstanding Awards granted under this Plan, whether or not exercisable, will be canceled and terminated, and that in connection with such cancellation and termination, the holder of such Award may receive for each Share subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefor.
17.2    Replacement Awards.  An Award shall be considered a Replacement Award if: (i) it has a value at least equal to the value of the Award it is replacing as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Award it is replacing (including the provisions that would apply in the event of a subsequent Change of Control).  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Award it is replacing if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 17.2 are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
17.3 Termination of Service. Upon a termination of Service of a Participant occurring in connection with or during the period of two (2) years after such Change of Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions, and (ii) all Stock Options and Stock Appreciation Rights held by the Participant immediately before the termination of Service, that the Participant held as of the date of the Change of Control or that constitute Replacement Awards, shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Agreement provides for a longer period of exercisability, that provision shall control.
17.4    Reduction of Excess Parachute Payments.  Except as may be provided in an employment or severance compensation agreement between the Company and the Participant, if, in connection with a Change of Control, a Participant’s payment of any Awards will cause the Participant to be liable for federal excise tax under Code Section 4999 levied on certain “excess parachute payments” as defined in Code Section 280G (“Excise Tax”), then the payments made pursuant to the Awards shall be reduced (or repaid to the Company, if previously paid or provided) as provided below:
(a)         If the payments due upon of Change of Control under this Plan and any other agreement between a Participant and the Company, exceed 2.99 times the Participant’s “base amount,” as defined in Code Section 280G, a reduced payment amount shall be calculated by reducing the payments to the minimum extent necessary so that no portion of any payment, as so reduced or repaid, constitutes an excess parachute payment.  If it is determined that any Excise Tax is payable by a Participant, the Participant shall receive either (i) all payments otherwise due; or (ii) the reduced payment amount described in the preceding sentence, whichever will provide the Participant with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax.
(b)         Whether payments are to be reduced pursuant to this Section 17.4, and the extent to which they are to be so reduced, will be determined solely by the Committee, as constituted immediately before the Change of Control, in good faith, and the Committee will notify the Participant in writing of its determination.

(c)          In no event shall a Participant be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Company.

Article 18.              Amendment, Modification, Suspension, and Termination

18.1          Amendment, Modification, Suspension, and Termination. Subject to Section 17.3, the Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that, (i) no Options or SARs issued under this Plan will be repriced, repurchased (including a cash buyout), replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (ii) any amendment of the Plan must comply with the rules of the NYSE, and (iii) no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2          Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events . The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3          Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.4          Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 18.4 to any Award granted under the Plan without further consideration or action.

Article 19.             Withholding

19.1          Tax Withholding. The Company shall have the power and the right to deduct or withhold from any amounts due and owing to the Participant, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2          Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to approval by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold whole Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion. All such elections shall be irrevocable, and shall be subject to any restrictions or limitations that the Committee deems appropriate, in its sole discretion.

Article 20.             Successors

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 21.              General Provisions

21.1          Forfeiture Events.

(a)	All Awards to a Participant who is an officer subject to Section 16 of the Exchange Act, including the Chief Executive Officer and Chief Financial Officer of the Company, or as otherwise defined by the Securities and Exchange Commission, shall be subject to forfeiture as provided under the Company’s recoupment and clawback policies in effect from time to time, including the Company’s Clawback Policy (“Policy”), adopted as of October 3, 2023, as amended from time to time in the discretion of the Company. The Policy shall be provided to affected Participants and which shall be considered incorporated into and made a part of this Plan and any Award Agreement issued to an affected Participant. Additionally, the Company shall also comply with any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable agency.

(b)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, circumstances or events provided for under applicable securities laws, rules or statutes, termination of employment for Cause, termination of the Participant’s Service, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

21.2          Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3          Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4          Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5          Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6          Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7          Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8          Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9          Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees and/or Directors or Third Party Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees and/or Directors or Third Party Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10      Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11      Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made, to assure payment of such amounts except as expressly set forth in this Plan.

21.12      No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13      Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans, unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14      Deferred Compensation. If any Award would be considered deferred compensation as defined under Code Section 409A and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration or delay of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15      Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16      No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17      Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the Southern District of New York, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

As evidence of its adoption of this Plan, the Company has caused this document to be executed by its duly authorized officer the 15th day of May, 2025.

STANDARD MOTOR PRODUCTS, INC.

By:	/s/ Nathan R. Iles
Name:	Nathan R. Iles
Title:	Chief Financial Officer

STANDARD MOTOR PRODUCTS, INC.
2025 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT – EMPLOYEES

THIS AGREEMENT, dated as of ____________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and _________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and the Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Award of Restricted Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ________ Shares (“Restricted Shares”), subject to the terms and conditions of the Plan and those herein set forth (“Restricted Share Award”). The Restricted Share Award is granted as of the date of this Agreement as noted above (“Grant Date”).

2. Vesting of Restricted Share Award. Unless otherwise provided by the Committee, the Restricted Share Award, and all amounts receivable in connection with any adjustments to the Shares under Sections 4.3 and 18.2 of the Plan, shall be subject to the vesting schedule in this Section 2.

(a) Vesting Schedule. This Restricted Share Award shall become vested on [_______________]. In the event the Awardee’s Service is terminated for any reason (a “Termination of Service”) before the date the Restricted Share Award has vested, except as provided in this Section 2 below, the Awardee shall forfeit the entire Restricted Share Award.

[IF & AS APPLICABLE: (b) Death, Qualifying Retirement, Disability or Involuntary Termination without Cause. In the event of the Awardee’s Termination of Service due to the Awardee’s: (i) death, (ii) Qualifying Retirement [on or after _______________], (iii) Disability, or (iv) involuntary termination without Cause, the Awardee shall be immediately vested in [the entire Restricted Share Award OR a pro-rata portion of the Restricted Share Award, as determined in accordance with the following sentence. The pro-rata portion of the Restricted Share Award that shall vest pursuant to the preceding sentence shall be equal to ____________________]. [IF APPLICABLE: For clarification, if the Awardee’s Termination of Service occurs due to a Qualifying Retirement before _______________, the Awardee shall forfeit the entire Restricted Share Award.]]

(c) Change of Control. Notwithstanding any provision of this Section 2 to the contrary, [the entire Restricted Share Award shall become immediately vested in full OR the provisions of Article 17 of the Plan shall apply OR ________________] upon a Change of Control of the Company.

(d) Holding Period. If the Awardee is subject to the Company’s Stock Ownership Guidelines, as amended from time to time in the sole discretion of the Company, then, unless waived by the Company, after the end of the vesting period set forth in paragraph (a) above, the Awardee shall be subject to a mandatory holding period of __________ for stock acquired by such Awardee upon the lapse of restrictions on the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order. The holding period shall not apply if the Award has been accelerated due to a Change of Control of the Company.

3. Other Terms and Conditions. It is understood and agreed that the Restricted Share Award evidenced hereby is subject to the following additional terms and conditions:
(a) Certificates. Each certificate issued in respect of the Restricted Share Award hereunder shall be deposited with the Company, or its designee, as of the Grant Date, together with, if requested by the Company, a stock power executed in blank by the Awardee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Restricted Shares, not bearing the Restrictive Legend, shall be delivered to the Awardee.

(b) Rights of a Stockholder. Prior to the time Restricted Shares are fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Shares, and the Awardee shall have no rights as a stockholder other than the right to vote such Restricted Shares.

(c) No Right to Continued Employment. This Restricted Share Award shall not confer upon the Awardee any right with respect to continuance of employment or any other form of Service with the Company nor shall this Restricted Share Award interfere with the right of the Company to terminate the Awardee’s employment or other Service at any time and for any reason.
[IF APPLICABLE: (d) Dividend Equivalents. Notwithstanding anything in Section 3(b) to the contrary, if, prior to the vesting of the Restricted Shares, the Company declares a cash or stock dividend on its Shares, then [Accrual, Treatment and Payment of Dividend Equivalents to be described].]

[IF APPLICABLE, other unique terms and conditions of the Award to be described.]

4. Internal Revenue Code Section 83(b) Election. The Awardee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Share Award. Any such election must be made within thirty (30) days after the Grant Date. If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the

Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election or the failure to timely file the executed election with the Internal Revenue Service.

5. Tax Withholding. No later than the earlier of (i) the date of vesting of the Restricted Share Award; or (ii) the date of a Section 83(b) Election, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have in connection with the Restricted Share Award. To this end, the Awardee shall, as applicable:

[AS APPLICABLE: (a) pay the Company the amount of tax to be withheld (which may be accomplished through a direction for payroll withholding with respect to other cash amounts due to the Awardee from the Company); AND/OR

(b) at the discretion of the Company, deliver to the Company already-owned Shares held by the Awardee, having a fair market value, as determined by the Committee, of not less than the amount of the tax withholding due, which Shares have been owned by the Awardee for more than six (6) months; AND/OR

(c) at the discretion of the Company, make a payment to the Company consisting of a combination of cash and Shares described in (b); AND/OR

(d) at the discretion of the Company, when Shares have
already vested only, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (in an amount equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion).]

Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Restricted Share Award.

6. References. References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email of a PDF document (with confirmation of transmission), or certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.

Long Island City, NY 11101
Attn.: Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records (including a Company-provided email address), or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
9. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10. Waiver and Acknowledgement. The Awardee agrees that the Plan supersedes and replaces all prior stock option and Share incentive plans of the Company, and hereby waives any entitlement to future grants of any Shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or Shares except as specifically set forth in the Plan, or except as provided in previous grants.

11. Capitalized and Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

[IF APPLICABLE: 12. Forfeiture. If the Awardee is an executive officer subject to Section 16 of the Exchange Act, this Restricted Share Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, as amended from time to time in the sole discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable government agency. [IF APPLICABLE, other circumstances to be described, which may apply to executive officers or other employees, under which the Award may be subject to reduction, cancellation, forfeiture, or recoupment, such as violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Awardee, or other conduct by the Awardee that is detrimental to the business or reputation of the Company, its Affiliates, or its Subsidiaries.]]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
/s/ Awardee

STANDARD MOTOR PRODUCTS, INC.

/s/
Name:
Title

STANDARD MOTOR PRODUCTS, INC. 2025 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT – NON-EMPLOYEE DIRECTORS

THIS AGREEMENT, dated as of _____________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and ______ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and the Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1. Award of Restricted Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ______ Shares (“Restricted Shares”), subject to the terms and conditions of the Plan and those herein set forth (“Restricted Share Award”). The Restricted Share Award is granted as of the date of this Agreement as noted above (“Grant Date”).

2. Vesting of Restricted Share Award. Unless otherwise determined by the Committee, the Restricted Share Award and all amounts receivable in connection with any adjustments to the Shares under Sections 4.3 and 18.2 of the Plan shall be subject to the vesting schedule in this Section 2.

(a) Vesting Schedule. This Restricted Share Award shall become vested on [________________]. In the event the Awardee’s Service is terminated for any reason (a “Termination of Service”) before the date the Restricted Share Award has vested, except as provided in this Section 2 below, the Awardee shall forfeit the entire Restricted Share Award.

[IF & AS APPLICABLE: (b) Death, Disability or Involuntary Termination without Cause. In the event of the Awardee’s Termination of Service due to the Awardee’s death, Disability or involuntary termination without Cause, the Awardee shall be immediately vested in [the entire Restricted Share Award OR a pro-rata portion of the Restricted Share Award, as determined in accordance with the following sentence. The pro-rata portion of the Restricted Share Award that shall vest pursuant to the preceding sentence shall be equal to __________________________].]

(c) Change of Control. Notwithstanding any provision of this Section 2 to the contrary, [the entire Restricted Share Award shall become immediately vested in full OR the provisions of Article 17 of the Plan shall apply OR _______________] upon a Change of Control of the Company.

(d) Holding Period. If the Awardee is subject to the Company’s Stock Ownership Guidelines, as amended from time to time in the sole discretion of the Company, then, unless waived by the Company, after the end of the vesting period set forth in paragraph (a) above, the Awardee shall be subject to a mandatory holding period of ______ for stock acquired by such Awardee upon the lapse of restrictions on the Restricted Share Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order. The holding period shall not apply if the Restricted Share Award has been accelerated due to a Change of Control of the Company.

3. Other Terms and Conditions. It is understood and agreed that the Restricted Share Award evidenced hereby is subject to the following additional terms and conditions:

(a) Certificates. Each certificate issued in respect of the Restricted Share Award hereunder shall be deposited with the Company, or its designee, as of the Grant Date, together with, if requested by the Company, a stock power executed in blank by the Awardee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”). Upon the vesting of Restricted Shares pursuant to Section 2 hereof, the certificates evidencing such vested Restricted Shares, not bearing the Restrictive Legend, shall be delivered to the Awardee.

(b) Rights of a Stockholder. Prior to the time Restricted Shares are fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Shares, and the Awardee shall have no rights as a stockholder other than the right to vote such Restricted Shares.

(c) No Right to Continued Service. This Restricted Share Award shall not confer upon the Awardee any right with respect to continuance of service as a Director or any other form of Service with the Company nor shall this Restricted Share Award interfere with the right of the Company to terminate the Awardee’s directorship or other Service at any time and for any reason.

[IF APPLICABLE: (d) Dividend Equivalents. Notwithstanding anything in Section 3(b) to the contrary, if, prior to the vesting of the Restricted Shares, the Company declares a cash or stock dividend on its Shares, then [Accrual, Treatment and Payment of Dividend Equivalents to be described].]

[IF APPLICABLE, other unique terms and conditions of the Award to be described.]

4. Internal Revenue Code Section 83(b) Election. The Awardee may make an election under Internal Revenue Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Share Award. Any such election must be made within thirty (30) days after the Grant Date. If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the Internal Revenue Service. The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election or the failure to timely file the executed election with the Internal Revenue Service. It is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Restricted Share Award.

5. References. References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

6. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email of a PDF document (with confirmation of transmission), or certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.: Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records, or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.
8. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

9. Waiver and Acknowledgement. The Awardee agrees that the Plan supersedes and replaces all prior stock option and Share incentive plans of the Company, and hereby waives any entitlement to future grants of any Shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any contract or agreement to any options or Shares except as specifically set forth in the Plan, or except as provided in previous grants.

10. Capitalized and Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

11. Company Not Responsible for Awardee’s Tax Liability. The ultimate liability for all taxes with respect to the Restricted Share Award is and remains the Awardee’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of tax in connection with the Restricted Share Award; and (b) does not commit to structure the Restricted Share Award to reduce or eliminate the Awardee’s tax liability.

[IF APPLICABLE: 12. Forfeiture. [Circumstances to be described, under which the Award may be subject to reduction, cancellation, forfeiture, or recoupment, such as violation of material Company policies, breach of confidentiality or other restrictive covenants that may apply to the Awardee, or other conduct by the Awardee that is detrimental to the business or reputation of the Company, its Affiliates, or its Subsidiaries.]]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
/s/ Awardee

STANDARD MOTOR PRODUCTS, INC.

/s/
Name:
Title:

STANDARD MOTOR PRODUCTS, INC.
2025 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARES AWARD AGREEMENT – EMPLOYEES

THIS AGREEMENT, dated as of ____________, is between Standard Motor Products, Inc. (“Company”), a New York corporation, and __________ (“Awardee”).

WHEREAS, the Company has decided to grant an award (“Award”) to the Awardee under the Company’s 2025 Omnibus Incentive Plan (the “Plan”), and the Awardee wishes to accept the Award under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:
1. Award of Performance Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Awardee is hereby awarded ______ Performance Shares (the “Award”), subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of the date of this Agreement as noted above (the “Grant Date”).

2. Performance Criteria. The Award shall be subject to the Measurement Period and the Performance Goals described in Exhibit A to this Agreement. The Measurement Period for purposes of this Award shall be as described in Exhibit A.

(a) The Threshold Performance Goal shall be the minimum performance as described in Exhibit A for which the Awardee shall be entitled to earn any portion of the Award.

(b) If the Target Performance Goal is achieved, the Awardee shall be entitled to earn 100% of the Award.

(c) If the Maximum Performance Goal is achieved, the Awardee shall be entitled to earn ____% of the Award.

(d) If performance falls between the Threshold Performance Goal and the Target Performance Goal, or between the Target Performance Goal and the Maximum Performance Goal, the percentage of the Award which shall be earned will be as described in Exhibit A.

3. Determination of Earned Award and Vesting.

(a) Determination of Award. As soon as practicable after the end of the Measurement Period, a determination shall be made by the Committee of the number of Performance Shares that Awardee has earned. The date as of which the Committee determines the number of Performance Shares earned shall be the “Award Date.” The Awardee shall immediately forfeit any Performance Shares that have not been earned as of the Award Date.

(b) Vesting. The Awardee’s interest in the earned Performance Shares shall become vested and non-forfeitable [on the Award Date OR __________] (the “Vesting Date”), subject to the remaining provisions of this Award.

(c) Forfeiture of Award. [IF APPLICABLE: Except as otherwise provided in this Section 3,] If the Awardee’s Service is terminated for any reason [IF APPLICABLE: (a “Termination of Service”)] prior to the vesting of the Award, the entire Award shall be forfeited.

[IF & AS APPLICABLE: (d) Death, Qualifying Retirement, Disability or Involuntary Termination without Cause. In the event of the Awardee’s Termination of Service due to the Awardee’s: (1) death, (2) Qualifying Retirement [on or after _______________], (3) Disability, or (4) involuntary termination without Cause (each a “Qualifying Termination Event”), the provisions of this Section 3(d) shall apply. For clarification, if the Awardee’s Termination of Service occurs due to a Qualifying Retirement before _______________, the Awardee shall forfeit the entire Award.

(i)Qualifying Termination Event During the Measurement Period. If a Qualifying Termination Event occurs before the final day of the Measurement Period, then the Performance Shares shall be [forfeited OR earned under Section 2 above as of the Award Date [in full OR as to a pro-rata portion of the unearned Performance Shares], based on [the higher of Target Performance or] the actual level of achievement of the performance criteria set forth in Exhibit A, and the earned percentage of the Performance Shares shall be fully vested as of the Vesting Date, and payable pursuant to this Agreement. [IF APPLICABLE: The pro-rata portion of the Performance Shares that shall be earned and vested pursuant to the preceding sentence shall be equal to _______________________.]]

(ii) Qualifying Termination Event Following the Measurement Period. If a Qualifying Termination Event occurs on or after the final day of the Measurement Period, but prior to the Vesting Date, [the entire Award shall be forfeited OR the earned Performance Shares shall be determined in accordance with Section 3(a). The earned Performance Shares shall be vested [IF THE VESTING DATE IS NOT THE AWARD DATE: in full OR as to a pro-rata portion of the earned Performance Shares] pursuant to Section 3(b) as if the Awardee was employed as of the Vesting Date, and the vested portion of the Award shall be payable pursuant to this Agreement. [IF APPLICABLE: The pro-rata portion of the earned Performance Shares that shall vest pursuant to the preceding sentence shall be equal to _______________________.]]]

(e) Change of Control. Notwithstanding any provision of this Section 3 to the contrary, upon a Change of Control of the Company [Article 17 of the Plan shall apply OR the provisions of this Section shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan, as follows ___________].

(f) Payment of Award. The Award payable under this Section 3 shall be paid in Shares as soon as practicable after the date the Award becomes vested, except to the extent that the Committee, in its sole discretion, determines that cash be paid in lieu of some or all of such Shares. In no event will the Award be paid later than the March 15th of the year after the year in which the Award becomes vested.

(g) Holding Period. If the Awardee is subject to the Company’s Stock Ownership Guidelines, as amended from time to time in the sole discretion of the Company, then, unless waived by the Company, after the end of the vesting period set forth in this Section 3, the Awardee shall be subject to a mandatory holding period of ______ for Shares paid to the Awardee upon the lapse of restrictions on the Award, net of funds necessary for payment of applicable taxes. The Committee may waive the holding period if enforcing the holding period would create severe hardship or prevent an Awardee from complying with a court order.

4. Other Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following additional terms and conditions:

(a) No Right to Continued Service. This Award shall not confer upon the Awardee any right with respect to continuance of employment or any other form of Service with the Company nor shall this Award interfere with the right of the Company to terminate the Awardee’s employment or other Service at any time and for any reason.

(b) Rights of a Stockholder. Prior to the time an Award is earned and fully vested hereunder, the Awardee shall have no right to transfer, pledge, hypothecate, or otherwise encumber such Award until and unless it has been fully earned and vested. Before the Award has been fully paid in Shares, the Awardee shall have no rights as a stockholder including, but not limited to, the right to vote or receive dividends on the Shares.

[IF APPLICABLE: (c) Dividend Equivalents. Notwithstanding anything in Section 4(b) to the contrary, if, prior to the earning, vesting and payment of the Award, the Company declares a cash or stock dividend on its Shares, then [Accrual, Treatment and Payment of Dividend Equivalents to be described].]

[IF APPLICABLE, other unique terms and conditions of the Award to be described.]

5. Tax Withholding. No later than the date of vesting of the Awards, the Awardee shall pay to the Company an amount sufficient to allow the Company to satisfy any tax withholding obligations the Company may have in connection with the Award. To this end, the Awardee shall, as applicable:

[AS APPLICABLE: (a) pay the Company the amount of tax to be withheld (which may be accomplished through a direction for payroll withholding with respect to other cash amounts due to the Awardee from the Company); AND/OR

(b) at the discretion of the Company, deliver to the Company already-owned Shares held by the Awardee, having a fair market value, as determined by the Committee, of not less than the amount of the tax withholding due, which Shares have been owned by the Awardee for more than six (6) months; AND/OR

(c) at the discretion of the Company, make a payment to the Company consisting of a combination of cash and Shares described in (b); AND/OR

(d) at the discretion of the Company, have the Company withhold Shares that would otherwise be delivered to the Awardee at the time of such vesting (in an amount equal to the minimum statutory amount required to be withheld or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences, as the Committee determines in its sole discretion).]

Notwithstanding the foregoing, it is the Awardee’s responsibility to properly report all income and remit all federal, state, and local taxes that may be due to the relevant taxing authorities as the result of receiving this Award.

6. References. References herein to rights and obligations of the Awardee shall apply, where appropriate, to the Awardee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

7. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, email of a PDF document (with confirmation of transmission), or certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Standard Motor Products, Inc.
37-18 Northern Blvd.
Long Island City, NY 11101
Attn.: Office of the Corporate Secretary

If to the Awardee:

At the Awardee’s most recent address shown on the Company’s corporate records (including a Company-provided email address), or at any other address which the Awardee may specify in a notice delivered to the Company in the manner set forth herein.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

9. Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

10. Waiver and Acknowledgement. The Awardee agrees that the Plan supersedes and replaces all prior stock option and Share incentive plans of the Company, and hereby waives any entitlement to future grants of any Shares or options under any previously existing incentive plan other than the Plan, and further agrees that the Awardee has no right under any employment contract or agreement to any options or Shares except as specifically set forth in the Plan, or except as provided in previous grants.

11. Capitalized and Defined Terms. Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

[IF APPLICABLE: 12. Forfeiture. If the Awardee is an executive officer subject to Section 16 of the Exchange Act, this Award is subject to (i) forfeiture as provided under the Company’s Clawback Policy, as amended from time to time in the sole discretion of the Company; and (ii) any required reimbursement, forfeiture, or claw back rules issued in final form by the Securities and Exchange Commission or other applicable government agency. [IF APPLICABLE, other circumstances to be described, which may apply to executive offers or other employees, under which the Award may be subject to reduction, cancellation, forfeiture, or recoupment, such as violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Awardee, or other conduct by the Awardee that is detrimental to the business or reputation of the Company, its Affiliates, or its Subsidiaries.]]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
/s/ Awardee

STANDARD MOTOR PRODUCTS, INC.

/s/
Name:
Title:

EXHIBIT A
Measurement Period: January 1, ___ to December 31, ___
Performance Goals and Percentage of Award Earned:

[IF APPLICABLE: Schedule of payments for intermediate results: The percentage of the Award which shall be earned for intermediate results will be interpolated from 0% to ___%, depending upon the level of achievement of the Performance Goals described above.]